May 11, 2026

Dear Matt,
We are excited to offer you a full-time position on our team as CFO with an expected start date of May 13, 2026. You will be appointed Principal Financial Officer on June 8, 2026.

Salary:	$400,000 annually
MBO:	$400,000 annualized variable target
Equity:	F27-F29: $3M RSU/yr and $1M PSU/yr.* Issued May 15, 2026

*The annual MBO and PSU are tied to ⅔ revenue, ⅓ EBITDA + minimum of 100 “hq hotspot’ (M,T,TH) days with payouts prorated 80-120% of target. Achievement below 80% will result in no MBO payout or PSU vesting. MBO payouts, if any, are paid with the last payroll of April following the end of each fiscal year. PSU payouts are subject to Board approval based on the attainment of the above-referenced criteria, and payouts, if any, will vest on May 15 following the end of each fiscal year. You must be actively employed on each applicable MBO and PSU payout dates to be eligible for payment.
In the event of a Sale Event, as defined in our 2021 Stock Option and Incentive Plan, and the Company
or its successor terminates your employment other than for Cause or you terminate your employment with the Company as the result of a Constructive Termination (as defined below) within twelve (12) months following consummation of the Sale Event, you will receive acceleration of 100% of any outstanding unvested equity such that all such equity will vest and become exercisable as of your separation.
For the purpose of this Agreement, “Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to you by the Company; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) your material violation of this agreement or any provision of any agreement(s) between you and the Company relating to nonsolicitation, nondisclosure and/or assignment of inventions.
For purposes of this Agreement, “Constructive Termination” shall mean any of the following, without your express written consent: (i) a reduction of your duties, position or responsibilities to a level below that of an executive officer of the Company; (ii) a reduction of more than ten percent (10%) of your then-current base salary (other than as part of an across-the-board, proportional salary reduction applicable to all executive officers of the Company and approved by the Board of Directors of the Company); (iii) a reduction by the Company in the kind or level of employee benefits to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction constitutes an across-the-board reduction, applicable to all executive officers of the Company and approved by the Board of Directors of the Company); and (iv) the failure of the Company to obtain the assumption of the material obligations of your employment offer letter with the Company or of this Agreement by any successors.

Your benefits will include the following: Health insurance, 401k, Discretionary Time Off & more. More information to come in your offer package.

Here are some equally important components of this offer:
● This offer is contingent upon clearance of background and/or reference checks.
● We expect you can legally work in the United States and will need documentation proving so within 3 business days of hire.
● If you have not already done so, please disclose agreements relating to prior employment that may affect your role or eligibility to be employed within Doximity.
● As a condition of employment, you are required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (also known as PIIA), attached.
To accept our offer, please sign and date this letter, along with the PIIA. The two documents set forth the terms of your employment and supersede any prior representations made during the interview process.
We look forward to working with you!
Sincerely,

Doximity

/s/ Jeff Tangney	/s/ Matt Sonefeldt
Signature	Signature

Jeff Tangney	Matt Sonefeldt
Name	Name

CEO	5/12/2026
Title	Date

Enclosures:
●     At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement
●     Doximity Benefits Overview
●     Doximity Restricted Stock Units overview